Exhibit T3B-22

BY-LAWS

OF

COLUMBIA CARE ADOPT-A-FAMILY CORP.

Section 1. ARTICLES OF ORGANIZATION, LOCATION, CORPORATE SEAL AND FISCAL YEAR

1.1. Articles of Organization. The name and purposes of the corporation shall be as set forth in its Articles of Organization. These By-laws, the powers of the corporation and of its members and directors and officers, and all matters concerning the conduct and regulation of the affairs of the corporation shall be subject to such provisions in regard thereto, if any, as are set forth in the Articles of Organization as from time to time in effect.

1.2. Location. The principal office of the corporation in The Commonwealth of Massachusetts shall initially be located at the place set forth in the Articles of Organization of the corporation.

1.3. Corporate Seal. The directors may adopt and alter the seal of the corporation.

1.4. Fiscal Year. The fiscal year of the corporation shall end on December 31 in each year.

1.5. Gender. The pronoun “he” or “his”, when appropriate, shall be construed to mean also “she” or “her” and the word “chairman” shall be construed to include a female.

Section 2. MEMBERSHIP

The corporation shall not have members. Any action or vote permitted to be taken by members pursuant to Massachusetts General Laws Chapter 180 shall be taken by action or vote of the same percentage of the directors of the corporation. References herein to the “member” or “members” of the corporation shall, unless the context otherwise requires, be to the Board of Directors, as appropriate.

Section 3. SPONSORS, BENEFACTORS, CONTRIBUTORS, ADVISORS, FRIENDS OF THE CORPORATION

The directors may designate certain persons or groups of persons as sponsors, benefactors, contributors, advisors or friends of the corporation or such other title as they deem appropriate. Such persons shall serve in an honorary capacity and, except as the directors shall otherwise designate, shall in such capacity have no right to notice of or to vote at any meeting, shall not be considered for purposes of establishing a quorum, and shall have no other rights or responsibilities.

Section 4. BOARD OF DIRECTORS

4.1. Powers. The affairs of the corporation shall be managed by the directors who shall have and may exercise all the powers of the corporation to the full extent provided by law, the Articles of Organization or these By-laws.

4.2. Number and Election. Except as otherwise provided by these By-Laws or in the Articles of Organization, the number of directors that shall constitute the whole Board of Directors shall be fixed by the directors. At each annual meeting, the directors shall fix the number of directors and shall elect for a term of one (1) year the number so fixed. At any special or regular meeting, the directors may increase the number of directors and elect new directors to complete the number so fixed by a vote of a majority of the directors then in office, or they may decrease the number of directors, but only to eliminate vacancies existing by reason of the death, resignation, removal or disqualification of one or more directors.

4.3. Term of Office. Each Director shall hold office for the term to which he is elected and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

4.4. Committees. The directors may, by vote of a majority of the directors then in office, elect or appoint one or more committees and delegate to any such committee or committees that consist solely of directors any or all of the powers of the directors, except those which by law, by the Articles of Organization or by these By-laws they are prohibited from delegating. Unless the Board of Directors otherwise designates, committees shall conduct their affairs as nearly as may be in the same manner as is provided in these By-laws for the Board of Directors. The members of any committee shall remain in office at the pleasure of the Board of Directors.

4.5. Annual Meeting. The annual meeting of the directors shall be held at 10:00 a.m. on the 15th day in May in each year (unless that day be a legal holiday at the place where the meeting is to be held, in which case the meeting shall be held at the same hour on the next succeeding day not a legal holiday) or at such other earlier or later date and time as shall be determined from time to time by the directors or the president.

4.6. Regular Meetings. Regular meetings of the directors may be held at such places and at such times as the directors may determine.

4.7. Special Meetings. Special meetings of the directors may be held at any time and at any place when called by the chairman of the board of directors (or if there be no such chairman, the president) or by two or more directors.

4.8. Notice of Meetings. A written notice of each meeting of the directors, stating the place, date and time and the purposes of the meeting, shall be given at least seven (7) days before the meeting to each director entitled to vote thereat and to each other director who, by law, by the Articles of Organization or by these By-laws, is entitled to notice, by leaving such notice with him or at his residence or usual place of business, or by mailing it, postage prepaid, addressed to such director at his address as it appears in the records of the corporation. Whenever notice of a meeting is required, such notice need not be given to any director if a written waiver of notice, executed by him (or his attorney thereunto authorized) before or after the meeting, is filed with the records of the meeting, or to any director who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him. Neither such notice nor waiver of notice need specify the purposes of the meeting, unless otherwise required by law, the Articles of Organization or these By-laws.

4.9. Quorum. At any meeting of the directors a majority of the directors then in office shall constitute a quorum. Any meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

4.10. Action by Vote. When a quorum is present at any meeting, a majority of the directors present and voting shall decide any question, including election of officers, unless otherwise provided by law, the Articles of Organization, or these By-laws.

4.11. Action by Writing. Any action required or permitted to be taken at any meeting of the directors may be taken without a meeting if all the directors consent to the action in writing which signatures may be affixed to such consent by any reasonable means including, but not limited to, facsimile signature, and the written consents are filed with the records of the meetings of the directors. Written consents may also be electronic and sent by electronic mail and set forth, or be submitted with, information from which it can reasonably be determined that the transmission was authorized by the director. Such consents shall be treated for all purposes as a vote at a meeting.

4.12. Presence Through Communications Equipment. Unless otherwise provided by law or the Articles of Organization, members of the board of directors may participate in a meeting of such board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

Section 5. OFFICERS AND AGENTS

5.1. Number and Qualification. The officers of the corporation shall be a president, treasurer, clerk and such other officers, if any, as the directors may determine. The corporation may also have such agents, if any, as the directors may appoint. An officer may but need not be a director. The clerk shall be a resident of Massachusetts unless the corporation has a resident agent duly appointed for the purpose of service of process. A person may hold more than one office at the same time. If required by the directors, any officer shall give the corporation a bond for the faithful performance of his duties in such amount and with such surety or sureties as shall be satisfactory to the directors.

5.2. Election. The president, treasurer and clerk shall be elected annually by the directors at their first meeting following the annual meeting of the directors. Other officers, if any, may be elected by the directors at any time.

5.3. Tenure. The president, treasurer and clerk shall each hold office until the first meeting of the directors following the next annual meeting of the directors and until his successor is chosen and qualified, and each other officer shall hold office until the first meeting of the directors following the next annual meeting of the directors unless a shorter period shall have been specified by the terms of his election or appointment, or in each case until he sooner dies, resigns, is removed or becomes disqualified. Each agent shall retain his authority at the pleasure of the directors.

5.4. Chairman of the Board of Directors. If a chairman of the board of directors is elected, he shall preside at all meetings of the directors, except as the directors shall otherwise determine, and shall have such other powers and duties as may be determined by the directors.

5.5. President and Vice Presidents. Unless the directors otherwise specify, the president shall be the chief executive officer of the corporation and, subject to the control of the directors, shall have general charge and supervision of the affairs of the corporation. If no chairman of the board of directors is elected, the president shall preside at all meetings of the directors, except as directors otherwise determine.

The vice president, or senior vice president if there are more than one, shall have and may exercise all the powers and duties of the president during the absence of the president or in the event of his inability to act. Vice presidents, if any, shall have such other duties and powers as the directors shall determine.

5.6. Treasurer. The treasurer shall be the chief financial officer and the chief accounting officer of the corporation. He shall be in charge of its financial affairs, books of account, accounting records and procedures, funds, securities and valuable papers, and he shall keep full and accurate records thereof. He shall also prepare or oversee all reports and filings required by the Commonwealth of Massachusetts, the Internal Revenue Service, and other governmental agencies. He shall have such other duties and powers as designated by the directors or the president.

5.7. Clerk. The clerk shall record and maintain records of all proceedings of the directors in a book or series of books kept for that purpose, which book or books shall be kept within the Commonwealth at the principal office of the corporation or at the office of its clerk or of its resident agent. Such book or books shall also contain records of all meetings of incorporators and the original, or attested copies, of the Articles of Organization and By-laws and names of all directors and the address of each. If the clerk is absent from any meeting of directors, a temporary clerk chosen at the meeting shall exercise the duties of the clerk at the meeting.

Section 6. RESIGNATIONS, REMOVALS AND VACANCIES

6.1. Resignations. Any director or officer may resign at any time by delivering his resignation in writing to the chairman of the board, if any, the president or the clerk or to the corporation at its principal office. Such resignation shall be effective upon receipt unless specified to be effective at some other time.

6.2. Removals. A director may be removed with or without cause by the vote of a majority of the directors then in office. An officer may be removed with or without cause by the vote of a majority of the directors then in office. A director or officer may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

6.3. Vacancies. Any vacancy in the board of directors, including a vacancy resulting from the enlargement of the board, may be filled by the directors by vote of a majority of the directors then in office. The directors shall elect a successor if the office of the president, treasurer or clerk becomes vacant and may elect a successor if any other office becomes vacant. Each such successor shall hold office for the unexpired term and in the case of the president, treasurer and clerk until his successor is chosen and qualified, or in each case until he sooner dies, resigns, is removed or becomes disqualified. The directors shall have and may exercise all their powers notwithstanding the existence of one or more vacancies in their number.

Section 7. EXECUTION OF PAPERS

Except as the directors may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other obligations made, accepted or endorsed by the corporation shall be signed by the president, a vice president or the treasurer.

Any recordable instrument purporting to affect an interest in real estate, executed in the name of the corporation by the president or a vice president and the treasurer or an assistant treasurer, who may be one and the same person, shall be binding on the corporation in favor of a purchaser or other person relying in good faith on such instrument notwithstanding any inconsistent provisions of the Articles of Organization, By-laws, resolutions or votes of the corporation.

Section 8. COMPENSATION; PERSONAL LIABILITY

8.1. Compensation. Directors shall be entitled to receive for their services such amount, if any, as the directors may determine, which may include expenses of attendance at meetings. Directors shall not be precluded from serving the corporation in any other capacity and receiving compensation for any such services.

8.2. No Personal Liability. The directors and officers of the corporation shall not be personally liable for any debt, liability or obligation of the corporation. All persons, corporations or other entities extending credit to, contracting with, or having any claim against, the corporation, may look only to the funds and property of the corporation for the payment of any such contract or claim, or for the payment of any debt, damages, judgment or decree, or of any money that may otherwise become due or payable to them from the corporation.

Section 9. AMENDMENTS

These By-laws may also be altered, amended or repealed by vote of a majority of the directors then in office.

10